As filed with the Securities and Exchange Commission on May 13, 2019.

Registration no. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

IKONICS CORPORATION

(Exact name of registrant as specified in its charter)

Minnesota (State or other jurisdiction of incorporation or organization)	41-0730027 (I.R.S. Employer Identification No.)

4832 Grand Avenue Duluth, Minnesota (Address of principal executive offices)	55807 (Zip Code)

IKONICS Corporation 2019 EQUITY INCENTIVE PLAN

(Full title of the plan(s))

Jon Gerlach
Chief Financial Officer and Vice President of Finance
IKONICS Corporation
4832 Grand Avenue
Duluth, Minnesota 55807

(Name and address of agent for service)

(218) 628-2217

(Telephone number, including area code, of agent for service)

With copies to:

W. Morgan Burns

Faegre Baker Daniels LLP

2200 Wells Fargo Center

90 South Seventh Street

Minneapolis, Minnesota 55402-3901

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

		PROPOSED MAXIMUM	PROPOSED MAXIMUM
TITLE OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED (1)(2)	OFFERING PRICE PER SHARE (3)	AGGREGATE OFFERING PRICE(3)	AMOUNT OF REGISTRATION FEE(4)

Common Stock, par value $.10 per share	118,907 shares	$7.40	$879,912.00	$107.00

(1)

As described in the Explanatory Note in this registration statement, the number of shares of common stock, $.10 par value per share (“Common Stock”), registered hereby consists of (a) 102,157 shares being registered for the first time pursuant to the IKONICS Corporation 2019 Equity Incentive Plan (the “2019 Plan”) plus (b) up to 16,750 shares of the Company’s common stock that were subject to outstanding awards under the IKONICS Corporation 1995 Stock Incentive Plan (the “1995 Plan”) as of May 9, 2019 (the “Outstanding Shares”). The Outstanding Shares will be available for future awards under the 2019 Plan to the extent that the associated awards under the 1995 Plan expire, are cancelled, are forfeited or are settled for cash.

(2)

Pursuant to Rule 416 of the Securities Act of 1933, this Registration Statement includes an indeterminate number of additional shares of common stock as may be issuable pursuant to a stock split, stock dividend or similar adjustment of the outstanding common stock of the Company and additional shares of common stock that may become issuable pursuant to anti-dilution provisions of the Plan.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based on the average of the high and low sales price per share reported on the Nasdaq Capital Market on May 9, 2019.

(4)	The Registrant is paying registration fees solely with respect to the 118,907 shares of Common Stock newly registered hereby.

EXPLANATORY NOTE

On April 25, 2019, the shareholders of IKONICS Corporation (the “Company”) approved the IKONICS Corporation 2019 Equity Incentive Plan (the “2019 Plan”), which is incorporated by reference to this Registration Statement on Form S-8. Under the 2019 Plan, 102,157 shares of the Company’s common stock may be the subject of awards and issued to employees, consultants, and advisors of the Company or any subsidiary, as well as non-employee directors of the Company, plus up to 16,750 shares of the Company’s common stock that were subject to outstanding awards under the IKONICS Corporation 1995 Stock Incentive Plan (the “1995 Plan”) as of April 25, 2019 (the “Outstanding Shares”). The Outstanding Shares will be available for future awards under the 2019 Plan to the extent that the associated awards under the 1995 Plan expire, are canceled, are forfeited or are settled for cash. Accordingly, this Registration Statement on Form S-8 is being filed for the purpose of registering up to 118,907 shares of the Company’s common stock to be issued pursuant to its 2019 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Part I of Form S-8 is not required to be filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to the introductory Note to Part I of Form S-8 and Rule 424 under the Securities Act. The information required in the Section 10(a) prospectus is included in the documents being maintained and delivered by the Company as required by Part I of Form S-8 and by Rule 428 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

The following documents of the Company, filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are, as of their respective dates, incorporated herein by reference and made a part hereof:

(1)

The Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 2018 (File No. 000-25727), which incorporates by reference certain portions of the Company’s definitive proxy statement for its 2019 Annual Meeting of Stockholders;

(2)

All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in (1) above (other than information deemed to have been “furnished” rather than “filed” in accordance with the Commission’s rules);

(3)

The descriptions of the Company’s Common Stock contained in registration statements filed pursuant to the Exchange Act, together with any amendments or reports filed for the purpose of updating those descriptions.

All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all of the securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in and a part of this Registration Statement from the date of filing of such documents.

Any statement contained in a document incorporated, or deemed to be incorporated, by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or incorporated herein by reference or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

Not Applicable.

Item 6.	Indemnification of Directors and Officers.

Section 302A.521 of Minnesota Statutes requires the Company to indemnify a person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person with respect to the Company, against judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding, if such person (1) has not been indemnified by another organization or employee benefit plan for the same judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding with respect to the same acts or omissions; (2) acted in good faith; (3) received no improper personal benefit, and statutory procedure has been followed in the case of any conflict of interest by a director; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) in the case of acts or omissions occurring in the person’s performance in the official capacity of director or, for a person not a director, in the official capacity of officer, committee member or employee, reasonably believed that the conduct was in the best interests of the Company, or, in the case of performance by a director, officer or employee of the Company as a director, officer, partner, trustee, employee or agent of another organization or employee benefit plan, reasonably believed that the conduct was not opposed to the best interests of the Company. In addition, Section 302A.521, subd. 3, requires payment by the Company, upon written request, of reasonable expenses in advance of final disposition in certain instances.  A decision as to required indemnification is made by a disinterested majority of the Board of Directors present at a meeting at which a disinterested quorum is present, or by a designated committee of the Board, by special legal counsel, by the shareholders or by a court.  The Company’s Restated Articles of Incorporation and Amended and Restated By-Laws provide for indemnification of officers, directors, employees, and agents to the fullest extent provided by Section 302A.521.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions referenced in Item 6 of this Registration Statement or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The Company has historically maintained directors’ and officers’ liability insurance.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

Exhibit	Description	Method of Filing

5.1	Opinion of Faegre Baker Daniels LLP	Filed Electronically
23.1	Consent of RSM US LLP, independent registered public accounting firm	Filed Electronically
23.2	Consent of Faegre Baker Daniels LLP	Contained in Exhibit 5.1
24.1	Powers of Attorney	Filed Electronically
99	IKONICS Corporation 2019 Equity Incentive Plan	Incorporated by reference to Exhibit 99 to the Company’s Current Report on Form 8-K filed with the SEC on April 26, 2019.

Item 9. Undertakings.

A.      The Company hereby undertakes:

(1)      To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)       To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)     To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)     To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) above do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.     The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Duluth, State of Minnesota, on May 13, 2019.

IKONICS Corporation

By:	/s/ Jon Gerlach
Jon Gerlach
Chief Financial Officer and Vice President of Finance

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on May 13, 2019 by the following persons in the capacities indicated:

Name	Title
/s/ William C. Ulland	Chairman, Chief Executive Officer and President
William C. Ulland	(Principal Executive Officer)

/s/ Jon Gerlach	Chief Financial Officer and Vice President of Finance
Jon Gerlach	(Principal Financial and Accounting Officer)

/s/ *	Director
Marianne Bohren

/s/ *	Director
Lockwood Carlson

/s/ *	Director
Gregory W. Jackson

/s/ *	Director
Ernest M. Harper Jr.

/s/ *	Director
Darrell B. Lee

/s/ *	Director
Jeffrey D. Engbrecht

* Jon Gerlach, by signing his name hereto, does hereby sign this document on behalf of each of the above-named directors of the registrant pursuant to powers of attorney duly executed by these persons.

/s/ Jon Gerlach
Attorney-in-Fact